SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2012

Wound Management Technologies, Inc.
(Exact name of registrant as specified in its charter)

Texas	0-11808	59-2219994
(State or other jurisdiction	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

777 Main Street, Suite 3100, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code       817-820-7080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed in the Current Reports on Form 8-K filed by Wound Management Technologies, Inc., a Texas corporation (the “Company”) on April 14, 2011, and November 30, 2011:

(1)              Wound Care Innovations, L.L.C.(“WCI”), a Nevada limited liability company and wholly owned subsidiary of the Company, entered into a distribution agreement (the “Distribution Agreement”) with Juventas, LLC, a Texas limited liability company (“Juventas”). Under the terms of the Distribution Agreement, Juventas was to serve as WCI’s exclusive North American distributor for WCI’s CellerateRX Powder product, as well as certain future external wound care products sold by WCI in powder form (such exclusivity being subject to certain exceptions set forth in the Distribution Agreement).

(2)              The Distribution Agreement was subsequently amended on November 23, 2011, at which point the Company and WCI entered into a Note Purchase Agreement (the “Note Purchase Agreement”) pursuant to which they issued to Juventas a Convertible Secured Promissory Note in the amount of $500,000 (the “Promissory Note”).  In connection with the Note Purchase Agreement, the Company, WCI, and certain of their affiliates entered into a security agreement with Juventas (the “Security Agreement”), pursuant to which the Promissory Note was secured by all inventory of the Company and WCI (together with any proceeds of such inventory). Additionally, certain affiliates of the Company entered into guaranty agreements with Juventas with respect to amounts owed under the Promissory Note (the “Guarantees” and, collectively with the Distribution Agreement, the Promissory Note, the Security Agreement, and the Guarantees, the “Juventas Agreements”).

On March 20, 2012, the Company, Juventas, and certain other parties entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”), pursuant to which the Juventas Agreements were effectively terminated and all amounts owed and other claims thereunder were settled as more specifically set forth therein. As the result of the Settlement Agreement, the Company has reacquired its North American distribution rights, as well as the rights under certain subdistribution agreements entered into by Juventas in respect of WCI’s CellerateRX Powder product.

In connection with the Settlement Agreement, the Company, WCI, and certain of their affiliates (collectively, the “Company Parties”), issued to Juventas a Secured Promissory Note in the principal amount of $930,000 (the “2012 Note”).  The Company Parties also entered into a security agreement with Juventas pursuant to which the 2012 Note was secured by all inventory of the Company Parties (together with any proceeds of such inventory), and certain affiliates of the Company entered into guaranty agreements with Juventas with respect to amounts owed under the 2012 Note.

Item 5.02.      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On March 20, 2012, Scott A. Haire resigned as the Company’s Chief Executive Officer and Chairman of the Board, and  Deborah J. Hutchinson resigned as the Company’s President. Both Mr. Haire and Ms. Hutchinson will continue to serve as directors of the Company, and Mr. Haire will also continue to serve as the Company’s Chief Financial Officer.

Also on March 20, 2012, Robert Lutz, Jr., was appointed to fill a the remaining vacancy on the Company’s Board of Directors, and to serve as the Chairman of the Board and as the Company’s President and Chief Executive Officer.

Mr. Lutz, 61, also currently serves as the President of R.L. Investments Inc. and Lutz Investments LP. From May 1994 to March 31, 2000, he served as the Chairman and Chief Executive Officer of AMRESCO, Inc., and prior to that, served as the President and Chief Operating Officer of Balcor/Allegiance Realty Group, a subsidiary of the American Express Company. Mr. Lutz has extensive management and leadership experience with both public and private companies, including subsidiaries of Liberty Corp, American Express and AMRESCO. He has been an Independent Director of Felcor Lodging Trust Inc., a General Partner of Felcor Lodging LP (a publicly-traded REIT) since July 1998. He serves as a Trustee of Urban Land Institute. He served as a Trust Manager of AMRESCO Capital Trust since 1998. Mr. Lutz served as a Director of Bristol Hotel Company from December 1995 to its merger into Felcor Lodging Trust Inc. in July 1998. Mr. Lutz is a graduate of Furman University and holds a Masters of Business Administration from Georgia State University.

Item 9.01       Financial Statements and Exhibits.

(d) Exhibits.

Exhibit.
No.               Description
10.1              Settlement Agreement and Mutual Release, dated March 20, 2012
10.2              Secured Promissory Note dated March 20, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 26, 2012	WOUND MANAGEMENT TECHNOLOGIES, INC.

By: Scott A. Haire
Scott A. Haire, Chief Financial Officer